Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-205208) pertaining to the Amended and Restated 2012 Equity Incentive Plan and 2015 Equity Incentive Plan of Milacron Holdings Corp.

(2)	Registration Statement (Form S-8 No. 333-206393) pertaining to the Amended and Restated 2012 Equity Incentive Plan and 2015 Equity Incentive Plan of Milacron Holdings Corp.

(3)	Registration Statement (Form S-1 No. 333-215314) of Milacron Holdings Corp.

(4)	Registration Statement (Form S-1 No. 333-217342) of Milacron Holdings Corp.

of our report dated February 28, 2017 (except for Note 1, as to which the date is May 2, 2017), with respect to the consolidated financial statements and schedule of Milacron Holdings Corp. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Cincinnati, Ohio
May 2, 2017